Exhibit 3.3

AMENDMENT NO. 8

TO THE

RESTATED BYLAWS OF

DIGITAL INSIGHT CORPORATION

(as adopted on December 4, 2003)

Section 2.14 of Article II of the Bylaws of the Company shall be amended to read as follows:

“2.14 NOMINATIONS AND PROPOSALS

Nominations of persons for election to the board of directors of the corporation and the proposal of business to be considered by the stockholders may be made at any meeting of stockholders only (a) pursuant to the corporation’s notice of meeting, (b) by or at the direction of the board of directors or (c) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in these bylaws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.14.

For nominations or other business to be properly brought before a stockholders meeting by a stockholder pursuant to clause (c) of the preceding sentence, the stockholder must have given timely notice thereof in writing to the secretary of the corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the meeting; provided, however, that in the event that less than 65 days notice of the meeting is given to stockholders, notice by the stockholder to be timely must be so delivered not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed. In no event shall the public announcement of an adjournment of a stockholders meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (or any successor thereto) and Rule 14a-11 thereunder (or any successor thereto) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, and (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner. Notwithstanding any provision herein to the contrary, no business shall be conducted at a stockholders meeting except in accordance with the procedures set forth in this Section 2.14.”

CERTIFICATE OF ADOPTION

OF AMENDMENT NO. 8

TO THE

RESTATED BYLAWS OF

DIGITAL INSIGHT CORPORATION

Certificate by Secretary of Adoption

By Board of Directors

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Digital Insight Corporation and that the foregoing Amendment No. 8 to the Restated Bylaws, comprising of one (1) page, was adopted by the Board of Directors pursuant to Section 2.14 of the Restated Bylaws at a Regular Meeting held on December 4, 2003.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand and affixed the corporate seal this 4th day of December, 2003.

/s/ Tae J. Rhee
Tae J. Rhee, Secretary